Exhibit 99.1

VINCE HOLDING CORP. REPORTS SECOND QUARTER 2024 RESULTS

Net Sales of $74.2 Million

Gross Margin Increased 80 basis points vs. Q2 FY2023

Updates Full Year FY2024 Outlook

NEW YORK, New York – September 16, 2024 – Vince Holding Corp. (NYSE: VNCE) ("VNCE" or the "Company"), a global contemporary retailer, today reported its financial results for the second quarter ended August 3, 2024.

David Stefko, Interim Chief Executive Officer of VNCE said, "We are pleased with our second quarter results driven by strong performance in our wholesale channel, ongoing focus on full price selling and disciplined expense management of our core operating cost structure which helped to partially offset the expected headwinds from ongoing royalty expenses as well as the re-establishment of our incentive compensation program. The strength in our wholesale channel was driven in part by our ability to fulfill demand earlier than expected and helped to offset softer performance in our direct-to-consumer channel which was impacted by store closures and our strategic decision to continue to pull back on promotional activity. As we look ahead to the remainder of the year, while we are taking a more prudent approach to our outlook for direct-to-consumer sales as we continue to execute our strategy amidst an increasingly uncertain macroeconomic backdrop, our outlook for our wholesale channel remains unchanged and our increased expectations for profitability underscore our commitment to operating a stronger full price business model."

In this press release, the Company is presenting its financial results in conformity with U.S. generally accepted accounting principles ("GAAP") as well as on an "adjusted" basis. Adjusted results presented in this press release are non-GAAP financial measures. See "Non-GAAP Financial Measures" below for more information about the Company's use of non-GAAP financial measures and Exhibit 3 to this press release for a reconciliation of GAAP measures to such non-GAAP measures.

For the second quarter ended August 3, 2024:

•
Total Company net sales increased 6.8% to $74.2 million compared to $69.4 million in the second quarter of fiscal 2023. The year-over-year increase was driven by a 7.0% increase in Vince brand sales due to a 29.6% increase in the wholesale channel driven by earlier than expected shipments of fall product as well as the normalization of the off-price business within the channel. The growth in the wholesale channel more than offset the 18.1% decline in the direct-to-consumer channel which continued to be impacted by the reduction in promotional activity as well as store closures. The prior year period Total Company net sales included $0.1 million in Rebecca Taylor and Parker segment sales.
•
Gross profit was $35.1 million, or 47.4% of net sales, compared to gross profit of $32.3 million, or 46.6% of net sales, in the second quarter of fiscal 2023. The increase in gross margin rate was primarily driven by approximately 510 basis points related to lower product costing and freight costs. These factors were partially offset by approximately 220 basis points attributable to channel mix, and approximately 180 basis points of royalty expenses associated with the Licensing Agreement (as defined below).
•
Selling, general, and administrative expenses were $34.0 million, or 45.8% of sales, compared to $31.5 million, or 45.4% of sales, in the second quarter of fiscal 2023. The increase in SG&A dollars was primarily driven by a $2.0 million increase in rent and occupancy costs due to lease adjustments in the prior year as well as $1.8 million in increased compensation and benefits due primarily to higher severance and bonuses, and was partially offset by $2.0 million of expense favorability compared to last year given the transaction-related expenses (the "Transaction Expenses") associated with the Authentic Transaction (defined below).

•
Income from operations was $1.1 million compared to income from operations of $32.9 million in the same period last year. The second quarter of fiscal 2023 included one-time items related to the gain on sale of intangible assets relating to the Vince IP Sale (the "Vince IP Sale Gain") and Transaction Expenses. Excluding the $32.0 million Vince IP Sale Gain and the $2.0 million of Transaction Expenses, Adjusted income from operations* in the second quarter of fiscal 2023 was $2.8 million.
•
Income tax benefit was $0.8 million due to the reversal of the $0.8 million of ordinary tax expense recorded during the first quarter of fiscal 2024 as the Company has year-to-date ordinary pre-tax losses for the interim period and is anticipating annual ordinary pre-tax income for the fiscal year. The Company has determined that it is more likely than not that the tax benefit of the year-to-date loss will not be realized in the current or future years and as such, tax provisions for the interim periods should not be recognized until the Company has year-to-date ordinary pre-tax income. The tax benefit in the second quarter of fiscal 2024 compares to an income tax benefit of $0.6 million in the same period last year.
•
Net income was $0.6 million or $0.05 per diluted share compared to net income of $29.5 million or $2.36 per share in the same period last year. The prior year period includes the one-time item noted above. Excluding these items, Adjusted net loss* in the second quarter of fiscal 2023 was $0.5 million or $(0.04) per share.
•
The Company ended the quarter with 61 company-operated Vince stores, a net decrease of 5 stores since the second quarter of fiscal 2023.

Vince Second Quarter Review

•
Net sales increased 7.0% to $74.2 million as compared to the second quarter of fiscal 2023.
•
Wholesale segment sales increased 29.6% to $47.2 million compared to the second quarter of fiscal 2023.
•
Direct-to-consumer segment sales decreased 18.1% to $27.0 million compared to the second quarter of fiscal 2023.
•
Income from operations excluding unallocated corporate expenses was $15.3 million compared to income from operations of $12.5 million in the same period last year.

Rebecca Taylor and Parker Second Quarter Review

•
On September 12, 2022, the Company announced the strategic decision to wind down its Rebecca Taylor business to focus its resources on the Vince brand. The wind down of the Rebecca Taylor business was completed in Q2 Fiscal 2023.
•
Following the completion of the wind down of the Rebecca Taylor business in Fiscal 2023, in the first quarter of Fiscal 2024, the Company completed a nominal sale of all outstanding shares of Rebecca Taylor, which prior to the sale was in a net liability position, resulting in a gain of $7.6 million ("Gain on Sale of Subsidiary").
•
Given the completion of the wind down of the Rebecca Taylor and Parker segment, in the second quarter of fiscal 2024 there was no income from operations associated with the segment. In the second quarter of fiscal 2023, the Rebecca Taylor and Parker segment had income from operations of $1.3 million.

Net Sales and Operating Results by Segment:

	Three Months Ended
	August 3,	July 29,
(in thousands)	2024	2023
Net Sales:
Vince Wholesale	$47,184	$36,407
Vince Direct-to-consumer	26,985	32,930
Rebecca Taylor and Parker	—	110
Total net sales	$74,169	$69,447

Income (loss) from operations:
Vince Wholesale	$16,663	$11,360
Vince Direct-to-consumer	(1,398)	1,098
Rebecca Taylor and Parker	—	1,257
Subtotal	15,265	13,715
Unallocated corporate (1)	(14,135)	19,135
Total income from operations	$1,130	$32,850

(1) Unallocated corporate expenses are related to the Vince brand and are comprised of selling, general and administrative expenses attributable to corporate and administrative activities (such as marketing, design, finance, information technology, legal and human resource departments), and other charges that are not directly attributable to the Company's Vince Wholesale and Vince Direct-to-consumer reportable segments. In addition, for the three months ended July 29, 2023, unallocated corporate expenses includes the $32.0 million from the Vince IP Sale Gain as well as $2.0 million in Transaction Expenses.

Balance Sheet

At the end of the second quarter of fiscal 2024, total borrowings under the Company's debt agreements totaled $54.6 million and the Company had $41.1 million of excess availability under its revolving credit facility.

Net inventory at the end of the second quarter of fiscal 2024 was $66.3 million compared to $85.1 million at the end of the second quarter of fiscal 2023. The year-over-year decrease in inventory was driven by a decline in Vince as the Company sold through higher levels of inventory from the prior year and rebalanced its inventory purchases for the current season.

During the quarter ended August 3, 2024, the Company did not issue shares of common stock under the ATM program. The Company continues to have shares available under the program to exercise with proceeds to be used as sources, along with cash from operations, to fund future growth.

Stock Repurchase Program

On September 16, 2024, the Company announced that its Board of Directors has authorized a stock repurchase program of up to $1 million of VNCE common stock, par value $0.01 per share. The stock repurchase program does not obligate the Company to acquire any particular amount of common stock, and it may be modified, extended or terminated by the Board of Directors at any time. The Company expects to fund the repurchases through cash on hand and future cash flow from operations.

Under the stock repurchase program, the Company may repurchase shares of common stock from time to time in open market transactions or in privately negotiated transactions as permitted under applicable rules and regulations of the Securities and Exchange Commission and subject to market conditions and other relevant factors. Open market repurchases will be conducted in accordance with the limitations set forth in Rule 10b-18 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and applicable legal requirements. The timing, volume and nature of such purchases will be determined at the sole discretion of the Company's management at prices the Company considers attractive and in the best interests of the Company, subject to the availability of stock, general market conditions, trading price, alternate uses for capital, the Company's financial performance, both present and anticipated, and to partially offset dilution from events such as vesting of stock-based compensation and secondary offerings and/or distribution of stock by the Company's majority stockholder, as well as applicable securities laws. No assurance can be given that any particular amount of common stock will be repurchased. All or some portion of the repurchases may be made pursuant to trading plans under Rule 10b5-1 under the Exchange Act, which will permit shares to be repurchased when the Company might otherwise be precluded from doing so because of self-imposed trading blackout periods or other regulatory restrictions.

Transformation Program

On October 31, 2023, the Company announced its Transformation Program focused on driving enhanced profitability through an improved gross margin profile and an optimized expense structure. The Transformation Program is expected to result in over $30 million in savings over the next three years, including approximately $10 million of savings in fiscal 2024. As of the end of the second quarter of fiscal 2024, the Company is ahead of its mid-year fiscal 2024 target.

Strategic Partnership with Authentic Brands Group

On May 25, 2023, the Company announced that it completed the previously announced transaction (the "Authentic Transaction") with Authentic Brands Group ("Authentic").

In connection with the Authentic Transaction, VNCE entered into an exclusive, long-term license agreement (the "License Agreement") with Authentic for usage of the contributed intellectual property for VNCE's existing business in a manner consistent with the Company's current wholesale, retail and e-commerce operations. The License Agreement contains an initial ten-year term and eight ten-year renewal options allowing VNCE to renew the agreement.

Outlook

For the third quarter of fiscal 2024 the Company expects total company net sales to be flat to down low single digits compared to $84.1 million in the third quarter of fiscal 2023. The Company expects third quarter fiscal 2024 total company operating margin to increase 350 basis points to 450 basis points compared to total company adjusted operating margin of 3.7% in the third quarter of fiscal 2023. Starting with the third quarter of fiscal 2024, the Company has anniversaried periods of non-comparable royalty expenses and non-comparable expense favorability due to the wind down of Rebecca Taylor and therefore, the third quarter of fiscal 2024 is the Company's first full quarter in which it is comparing to a more like-for-like business model. In addition, this guidance takes into account the earlier than expected timing of wholesale shipments which benefitted the second quarter of fiscal 2024, as well as the expected ongoing impact of more disciplined promotional activity in the Company's direct-to-consumer channel.

For full year fiscal 2024 the Company now expects total company net sales to decrease in the low-single-digit range compared to $292.9 million in fiscal 2023. The updated guidance reflects revised expectations for the Company's direct-to-consumer performance, while expectations for the wholesale business has remained unchanged. The Company now expects full year fiscal 2024 total company operating margin, excluding the $7.6 million Gain on Sale of Subsidiary recorded in the first quarter, to increase 25 basis points to 50 basis points compared to total company adjusted operating margin of 1.4% in fiscal 2023. This outlook includes an approximate 140 basis point negative impact from non-comparable royalty expenses through May 2024.

As a reminder, fiscal 2023 included a 53rd week which represented approximately $2.2 million in net sales. The outlook for fiscal 2024 incorporates the impact from the comparison of a 52-week fiscal year to a 53-week fiscal year.

*Non-GAAP Financial Measures

In addition to reporting financial results in accordance with GAAP, the Company has provided, with respect to the financial results relating to the three and six months ended August 3, 2024 and July 29, 2023, respectively, adjusted income (loss) from operations, adjusted income (loss) before income taxes and equity in net income (loss) of equity method investment, adjusted income (loss) before equity in net income (loss) of equity method investment, adjusted net income (loss), and adjusted earnings (loss) per share, which are non-GAAP measures, in order to eliminate the effect of the Gain on Sale of Subsidiary, Gain on Sale of Vince Intangible Assets, Transaction Expenses, the Gain on Sale of Parker Intangible Assets and the Discrete Tax Benefit Associated with Classification Change. The Company believes that the presentation of these non-GAAP measures facilitates an understanding of the Company's continuing operations without the impact associated with the aforementioned items. While these types of events can and do recur periodically, they are excluded from the indicated financial information due to their impact on the comparability of earnings across periods. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. A reconciliation of GAAP to non-GAAP results has been provided in Exhibit 3 to this press release.

Conference Call

A conference call to discuss the second quarter results will be held today, September 16, 2024, at 4:30 p.m. ET, hosted by Vince Holding Corp. Interim Chief Executive Officer, Dave Stefko, and Chief Financial Officer, John Szczepanski. During the conference call, the Company may make comments concerning business and financial developments, trends and other business or financial matters. The Company's comments, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

Those who wish to participate in the call may do so by dialing (833) 470-1428, conference ID 726141. Any interested party will also have the opportunity to access the call via the Internet at http://investors.vince.com/. To listen to the live call, please go to the website at least 15 minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a recording will be available for 12 months after the date of the event. Recordings may be accessed at http://investors.vince.com.

ABOUT VINCE HOLDING CORP.

Vince Holding Corp. is a global retail company that operates the Vince brand women's and men's ready to wear business. Vince, established in 2002, is a leading global luxury apparel and accessories brand best known for creating elevated yet understated pieces for every day effortless style. Vince Holding Corp. operates 47 full-price retail stores, 14 outlet stores, and its e-commerce site, vince.com and through its subscription service Vince Unfold, www.vinceunfold.com, as well as through premium wholesale channels globally. Please visit www.vince.com for more information.

Forward-Looking Statements: This document, and any statements incorporated by reference herein contain forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include the statements under “Outlook” above as well as statements regarding, among other things, our current expectations about possible or assumed future results of operations of the Company and are indicated by words or phrases such as "may," "will," "should," "believe," "expect," "seek," "anticipate," "intend," "estimate," "plan," "target," "project," "forecast," "envision" and other similar phrases. Although we believe the assumptions and expectations reflected in these forward-looking statements are reasonable, these assumptions and expectations may not prove to be correct and we may not achieve the results or benefits anticipated. These forward-looking statements are not guarantees of actual results, and our actual results may differ materially from those suggested in the forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, some of which are beyond our control, including, without limitation: our ability to maintain the license agreement with ABG Vince, a subsidiary of Authentic Brands Group; ABG Vince's expansion of the Vince brand into other categories and territories; ABG Vince's approval rights and other actions; our ability to maintain adequate cash flow from operations or availability under our revolving credit facility to meet our liquidity needs; restrictions on our operations under our credit facilities, our ability to realize the benefits of our strategic initiatives; our ability to improve our profitability; the execution of our customer strategy; our operating experience and brand recognition in international markets; the execution and management of our direct-to-consumer business growth plans; our ability to make lease payments when due; our ability to maintain our larger wholesale partners; our ability to anticipate and/or react to changes in customer demand and attract new customers, including in connection with making inventory commitments; actual or perceived general economic conditions; our ability to remediate the identified material weakness in our internal control over financial reporting; our ability to comply with domestic and international laws, regulations and orders; increased scrutiny regarding our approach to sustainability matters and environmental, social and governance practices; our ability to remain competitive in the areas of merchandise quality, price, breadth of selection and customer service; the transition associated with the appointment of an interim chief executive officer; our ability to attract and retain key personnel; seasonal and quarterly variations in our revenue and income; further impairment of our goodwill; the protection and enforcement of intellectual property rights relating to the Vince brand; our ability to complete the wind down of the Rebecca Taylor business; our ability to mitigate system security risk issues, such as cyber or malware attacks, as well as other major system failures; our ability to optimize our systems, processes and functions; our ability to comply with privacy-related obligations; our ability to ensure the proper operation of the distribution facilities by third-party logistics providers; fluctuations in the price, availability and quality of raw materials; the extent of our foreign sourcing; our reliance on independent manufacturers; the ethical business and compliance practices of our independent manufacturers; our status as a “controlled company”; our status as a “smaller reporting company”; and other factors as set forth from time to time in our Securities and Exchange Commission filings, including those described under "Item 1A—Risk Factors" in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available, except as required by law.

Investor Relations Contact:

ICR, Inc.
Caitlin Churchill, 646-277-1274
Caitlin.Churchill@icrinc.com

Vince Holding Corp. and Subsidiaries		Exhibit (1)
Condensed Consolidated Statements of Operations
(Unaudited, amounts in thousands except percentages, share and per share data)

	Three Months Ended		Six Months Ended
	August 3,	July 29,	August 3,	July 29,
	2024	2023	2024	2023
Net sales	$74,169	$69,447	$133,340	$133,503
Cost of products sold	39,038	37,099	68,296	71,563
Gross profit	35,131	32,348	65,044	61,940
as a % of net sales	47.4%	46.6%	48.8%	46.4%
Gain on sale of intangible assets	—	(32,043)	—	(32,808)
Gain on sale of subsidiary	—	—	(7,634)	—
Selling, general and administrative expenses	34,001	31,541	65,944	64,274
as a % of net sales	45.8%	45.4%	49.5%	48.1%
Income from operations	1,130	32,850	6,734	30,474
as a % of net sales	1.5%	47.3%	5.1%	22.8%
Interest expense, net	1,647	4,137	3,293	7,427
(Loss) income before income taxes and equity in net income (loss) of equity method investment	(517)	28,713	3,441	23,047
Benefit for income taxes	(794)	(592)	(1,681)	(5,877)
Income before equity in net income (loss) of equity method investment	277	29,305	5,122	28,924
Equity in net income (loss) of equity method investment	292	207	(173)	207
Net income	$569	$29,512	$4,949	$29,131
Earnings per share:
Basic earnings per share	$0.05	$2.37	$0.39	$2.35
Diluted earnings per share	$0.05	$2.36	$0.39	$2.34
Weighted average shares outstanding:
Basic	12,569,488	12,428,339	12,538,695	12,385,347
Diluted	12,617,085	12,479,667	12,606,575	12,470,085

Vince Holding Corp. and Subsidiaries			Exhibit (2)
Condensed Consolidated Balance Sheets
(Unaudited, amounts in thousands)

	August 3,	February 3,	July 29,
	2024	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$711	$357	$869
Trade receivables, net	35,054	20,671	20,859
Inventories, net	66,343	58,777	85,079
Prepaid expenses and other current assets	6,564	4,997	11,148
Total current assets	108,672	84,802	117,955
Property and equipment, net	6,298	6,972	8,345
Operating lease right-of-use assets	79,659	73,003	75,286
Goodwill	31,973	31,973	31,973
Equity method investment	24,727	26,147	26,232
Other assets	2,294	2,252	2,595
Total assets	$253,623	$225,149	$262,386

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$36,736	$31,678	$39,170
Accrued salaries and employee benefits	6,442	3,967	2,764
Other accrued expenses	9,545	8,980	9,022
Short-term lease liabilities	14,787	16,803	18,250
Total current liabilities	67,510	61,428	69,206
Long-term debt	54,401	43,950	67,204
Long-term lease liabilities	75,704	67,705	72,901
Deferred income tax liability and other liabilities	3,567	4,913	2,976
Stockholders' equity	52,441	47,153	50,099
Total liabilities and stockholders' equity	$253,623	$225,149	$262,386

Vince Holding Corp. and Subsidiaries			Exhibit (3)
Reconciliation of GAAP to Non-GAAP measures
(Unaudited, amounts in thousands except share and per share amounts)

	For the Three Months ended August 3, 2024
	As Reported (GAAP)	Gain on sale of subsidiary	As Adjusted (Non-GAAP)

Income from operations	$1,130	$—	$1,130
Interest expense, net	1,647	—	1,647
Loss before income taxes and equity in net income of equity method investment	(517)	—	(517)
Benefit for income taxes	(794)	—	(794)
Income before equity in net income of equity method investment	277	—	277
Equity in net income of equity method investment	292	—	292
Net income	$569	$—	$569
Earnings per share (1)	$0.05	$—	$0.05

	For the Six Months ended August 3, 2024
	As Reported (GAAP)	Gain on sale of subsidiary	As Adjusted (Non-GAAP)

Income (loss) from operations	$6,734	$7,634	$(900)
Interest expense, net	3,293	—	3,293
Income (loss) before income taxes and equity in net loss of equity method investment	3,441	7,634	(4,193)
Benefit for income taxes	(1,681)	—	(1,681)
Income (loss) before equity in net loss of equity method investment	5,122	7,634	(2,512)
Equity in net loss of equity method investment	(173)	—	(173)
Net income (loss)	$4,949	$7,634	$(2,685)
Earnings (loss) per share (1)	$0.39	$0.61	$(0.21)

	For the Three Months ended July 29, 2023
	As Reported (GAAP)	Gain on Sale of Vince Intangible Assets	Transaction Related Expenses Associated with the Authentic Transaction	Gain on Sale of Parker Intangible Assets	Transaction Related Expenses Associated with the sale of Parker Intangible Assets	Discrete Tax Benefit Associated with Classification Change	As Adjusted (Non-GAAP)

Income (loss) from operations	$32,850	$32,043	$(2,041)	$—	$—	$—	$2,848
Interest expense, net	4,137	—	—	—	—	—	4,137
Income (loss) before income taxes and equity in net loss of equity method investment.	28,713	32,043	(2,041)	—	—	—	(1,289)
Benefit for income taxes	(592)	—	—	—	—	—	(592)
Income (loss) before equity in net income of equity method investment	29,305	32,043	(2,041)	—	—	—	(697)
Equity in net income of equity method investment	207	—	—	—	—	—	207
Net income (loss)	$29,512	$32,043	$(2,041)	$—	$—	$—	$(490)
Earnings (loss) per share (2)	$2.36	$2.57	$(0.16)	$—	$—	$—	$(0.04)

	For the Six Months ended July 29, 2023
	As Reported (GAAP)	Gain on Sale of Vince Intangible Assets	Transaction Related Expenses Associated with the Authentic Transaction	Gain on Sale of Parker Intangible Assets	Transaction Related Expenses Associated with the sale of Parker Intangible Assets	Discrete Tax Benefit Associated with Classification Change	As Adjusted (Non-GAAP)

Income (loss) from operations	$30,474	$32,043	$(4,782)	$765	$(150)	$—	$2,598
Interest expense, net	7,427	—	—	—	—	—	7,427
Income (loss) before income taxes and equity in net income of equity method investment.	23,047	32,043	(4,782)	765	(150)	—	(4,829)
(Benefit) Provision for income taxes	(5,877)	—	—	—	—	(6,127)	250
Income (loss) before equity in net income of equity method investment	28,924	32,043	(4,782)	765	(150)	6,127	(5,079)
Equity in net income of equity method investment	207	—	—	—	—	—	207
Net income (loss)	$29,131	$32,043	$(4,782)	$765	$(150)	$6,127	$(4,872)
Earnings (loss) per share (2)	$2.34	$2.57	$(0.38)	$0.06	$(0.01)	$0.49	$(0.39)

(1) As reported and as adjusted are based on diluted weighted-average shares outstanding of 12,617,085 for the three months ended August 3, 2024. As reported is based on diluted weighted-average shares outstanding of 12,606,575 and as adjusted is based on basic weighted average shares outstanding of 12,538,695 for the six months ended August 3, 2024. Accordingly, the sum of the as reported earnings (loss) per share and the reconciling items may not equal the as adjusted earnings (loss) per share.

(2) As reported is based on diluted weighted-average shares outstanding of 12,479,667 and as adjusted is based on basic weighted average shares outstanding of 12,428,339 for the three months ended July 29, 2023. As reported is based on diluted weighted-average shares outstanding of 12,470,085 and as adjusted is based on basic weighted average shares outstanding of 12,385,347 for the six months ended July 29, 2023. Accordingly, the sum of the as reported earnings (loss) per share and the reconciling items may not equal the as adjusted earnings (loss) per share.